Exhibit 10.26

SECOND AMENDMENT

TO THE PROMISSORY NOTE DATED SEPTEMBER 19, 2018

THIS SECOND AMENDMENT TO THE PROMISSORY NOTE DATED SEPTEMBER 19, 2018 (“Amendment”) is made and entered into as of this August 12, 2019 by and between BIOLARGO, INC., a Delaware corporation (“Issuer”), and Vernal Bay Investments, LLC (the “Holder”), with respect to the following:

WHEREAS, Issuer issued to Holder a 12% Promissory Note dated September 19, 2018 in the original principal amount of $280,000, instrument number 33146 (the “Original Note”), as consideration for $280,000 cash received from Holder on such date;

WHEREAS, on January 3, 2019, Issuer delivered written notice extending the maturity date of the Original Note to March 5, 2019, and increasing the principal due on the note to $308,000, as per the terms of the Original Note;

WHEREAS, on March 5, 2019, Holder and Issuer entered into a first amendment of the Original Note, extending the maturity date to June 6, 2019, providing for Issuer’s option to extend the maturity date to September 6, 2019, and increasing interest due on the note from 12 to 18%, effective as of the date of the amendment;

WHEREAS, on June 4, 2019 Issuer delivered written notice extending the maturity date of the Original Note to September 6, 2019, and increasing the principal due on the Original Note to $338,800;

WHEREAS, as of August 11, 2019, there is $41,200 accrued and unpaid interest due on the Original Note; and

WHEREAS, Issuer and Holder desire to refinance the Original Note on the terms set forth herein.

Now, therefore, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.     Amendment and Restatement of Original Note: The Parties agree to amend and restate the Original Note to include the following terms: (i) maturity date extended to August 12, 2020; (ii) purchase amount to include the sum of outstanding principal ($338,800) and interest ($41,200); (iii) principal amount to include 25% original issue discount and to total $475,000; (iv) interest to accrue at 5% per annum; and (v) note is convertible at Holder’s option into Issuer’s common stock at $0.17 per share. The amended and restated note does not allow Issuer to force conversion of the note at any time. Once issued, the terms of the amended and restated note supersede the original note in its entirety.

2.     Additional Warrant. Issuer shall issue to Holder a stock purchase warrant allowing for the purchase of 2,095,588 shares of common stock (calculated by dividing the product of the principal amount and .75 by .17), at $0.25 per share, for a period of five years (expiring August 12, 2024). The warrant allows for cashless exercise only after 18 months and provided that the shares underlying the warrant are not registered with the SEC. Once the shares are registered, cash is required to exercise the warrant.

3.     Miscellaneous.

(a)     Effect of Amendment. The parties intend that the amended and restated note supersede the original note in its entirety. The warrant issued to Holder as consideration for the March 2019 amendment remains outstanding; this amendment does not change the status of that warrant.

(b)     Entire Agreement. The Amendment, the amended and restated note, and the Additional Warrant embody the entire understanding between the parties hereto with respect to its subject matter and can be changed only by an instrument in writing signed by the parties hereto.

(c)     Counterparts. This Amendment may be executed in one or more counterparts, including the transmission of counterparts by facsimile or electronic mail, each of which shall be deemed an original but all of which, taken together, shall constitute one in the same Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to the Promissory Note dated September 19, 2018 as of the day and year first-above written.

/s/Dennis P. Calvert	/s/Robert E. Boyer

Dennis P. Calvert	Robert E. Boyer
BioLargo, Inc.	Vernal Bay Investments, LLC
Chief Executive Officer	Member
Date signed: August 12, 2019	Date signed: August 12, 2019